Exhibit L

Diageo Great Britain Limited
8 Henrietta Place
London W1G 0NB

                              October 4, 2004

Mr. John Nicholls
Diageo Pension Trust Limited
c/o Diageo Great Britain Limited
8 Henrietta Place
London W1G 0NB

Dear Mr. Nicholls,

     Diageo Great Britain Limited, a private limited company organized under the laws of England and Wales (“Transferor”), hereby agrees to convey, transfer, deliver and assign to Diageo Pension Trust Limited, a private limited company organized under the laws of England and Wales (“Transferee”), on the date hereof, all of Transferor’s right, title and interest in and to 3,996,863 shares of the common stock, par value $.10 per share of General Mills, Inc., a Delaware corporation (“General Mills”), and related call options governed by the Call Option Agreements dated as of October 23, 2002 and October 28, 2002 by and between Diageo Midwest B.V. and General Mills (such shares and options collectively the “Mills Shares”), in consideration of Transferor’s ongoing pension funding obligations with respect to Transferee.

     Any transfer of the Mills Shares to Transferee shall be conditioned upon the execution by Transferee of a written agreement substantially in the form attached hereto as Annex A.

     Transferor and Transferee agree that this share transfer represents the Special Employer contribution previously agreed between us.

     Please acknowledge your acceptance of these terms by signing and returning the attached acknowledgement and acceptance.

Very truly yours,

/s/ John Nicholls

Diageo Great Britain Limited
Name: John Nicholls
Title: Company Secretary

Acknowledged and Accepted

/s/ Catherine James

Diageo Pension Trust Limited
Name: Catherine James
Title: Director